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                                                                   Exhibit 10.10


                               SIXTH AMENDMENT TO
                           AMENDED AND RESTATED LEASE

        This Sixth Amendment to Amended and Restated Lease Agreement (the "Sixth Amendment") is made as of this 30th day of April, 1996 by and between WRC Properties, Inc. (the "Landlord") and MediQual Systems, Inc. (the "Tenant").

        WHEREAS, Landlord and Tenant have heretofore executed a certain Lease Agreement dated July 21, 1986, which Lease Agreement has been amended by (I) that certain First Amendment (the "First Amendment") dated September 22, 1987 (which had the effect of amending and restating the Lease Agreement dated July 21, 1996), (ii) that certain Second Amendment to Amended and Restated Lease
(the "Second Amendment") dated July, 1989 (adding 4,315 square feet on the second floor and 848 square feet on the first floor), (iii) that certain Third Amendment to amended and Restated Lease (the "Third Amendment") dated December 31, 1990 (amending and extending the term through September 30, 1996), (iv) that certain Fourth Amendment to Amended and Restated Lease (the "Fourth Amendment") dated September 22, 1993 (expanding the Premises by 8,780 rentable square feet) and (v) that certain Fifth Amendment to Amended and Restated Lease (the "Fifth Amendment") dated December, 1993 (expanding the premises by 2,527 square feet), said Lease Agreement as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment and the Fifth Amendment is hereafter collectively called the "Lease") pursuant to which the Tenant has leased from Landlord the aggregate amount of 31,996 rentable square feet of space in the building (the "Building") known as Building Two in the Westborough Office Park located at 1900 West Park Drive, Westborough, Massachusetts; and


        WHEREAS, among other things, Landlord and Tenant have agreed to reduce the number of rentable square feet contained in the Premises, effective as of the date of this Sixth Amendment, by deleting from the Premises 9,360 rentable square feet of area on the first floor of the Building comprised of (i) the 1,793 square feet contained in the so-called Training Center (the "Training Center") and (ii) an additional 7,567 rentable square feet (the "First Floor Reduction Space") also located on the First Floor (the Training Center and the First Floor Reduction Space are hereafter collectively referred to as the "Termination Space"); and

        WHEREAS, the Term of the Lease is presently scheduled to expire on September 30, 1996 and Landlord and Tenant have agreed to extend the term as hereafter set forth: and

        WHEREAS, Landlord and Tenant have agreed to enter into this Sixth Amendment to reflect the foregoing and to otherwise modify and amend the Lease to reflect (i) the reduction in the size of the Premises demised under the Lease as a result of the deletion of the Termination Space from the Premises demised under the Lease, (ii) to extend the Term of this Lease so that it shall expire on March 31, 1999 and (iii) to otherwise modify and amend the Lease, as hereinafter set forth;
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        NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Landlord and the Tenant hereby agree as follows:

        1. Changes in Basic Lease Provisions. Effective as of May 1, 1996, the Lease shall be deemed amended in the following respects:

           (a) Basic Rent per annum payable under the Lease shall be decreased and reduced by the annual amount of (i) $22,412.50 ($12.50 per rentable square foot) per annum due to the deletion of the Training Center from the Premises and (ii) $151,340.00 ($20.00 per rentable square foot) per annum due to the deletion of the First Floor Reduction Space from the Premises. From and after the date of this Sixth Amendment through September 30, 1996, The Basic Rent payable under the Lease shall be $398,925.00 per annum, payable in equal monthly installments of $33,243.75, reflecting a remaining Premises Rentable Area of 22,636 rentable square feet comprised of (i) 13,122 square feet at $20.00 per square foot per annum (ii) 8,780 square feet at $14.50 per square foot per annum and (iii) 734 square feet at $12.50 per square foot per annum; (NOTE: BASIC RENT PAYABLE UNDER THE LEASE SHALL BE SUBJECT TO FURTHER ADJUSTMENT AS OF OCTOBER 1, 1996 PURSUANT TO PARAGRAPH 3 HEREOF)

           (b) The definition of the term "Premises Rentable Area" shall be deemed to be decreased and reduced by the 9,360 rentable square feet contained in the Termination Space. From and after the date of this Sixth Amendment, the "Premises" demised under the Lease as amended shall consist of a Premises Rentable Area of 22,636 rentable square feet. From and after the date of this Sixth Amendment, the Premises shall be as outlined on Exhibit A to this Sixth Amendment. landlord shall, at its sole cost and expense, (i) create adequate demising walls separating the resulting Premises from the Termination Space and (ii) relocate access to and from the remaining Premises approximately in the manner and location shown on Exhibit A;

           (c) The definition of the term "Escalation Factor" shall be deemed decreased and reduced to be 25.62% and monthly estimated payments on account of Operating Expenses and Taxes shall be adjusted accordingly;

           (d) The definition of the term "Premises" shall be deemed amended by deleting the Termination Space from the Premises for all purposes under the Lease;

           (e) Notwithstanding that the Lease is terminated as to the Termination Space as of May 1, 1996, Tenant may continue to store its office furniture and equipment in the Termination Space through May 31, 1996 without charge and without being deemed as a holdover as to such space but only to the extent (i) that Tenant does not use such space for any purpose other than storage of such equipment and office furniture and (ii) Tenant shall remove
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        its removable property from the Termination Space no later than May 31,
        1996, time being of the essence. Tenant shall surrender and deliver the Termination Space to Landlord no later than May 1, 1996.

           (f) Tenant's Electrical Charge applicable to the 5th Amendment Space shall be reduced by $1,344.75 per annum to the annual amount of $550.50 payable in equal monthly installments of $45.S8 and Tenant shall continue to pay Tenant's Electrical Charge applicable to the 4th Amendment Space in the amounts and as required by the Fourth Amendment (Tenant's Electrical Charge is subject to increase on October 1, 1996 pursuant to paragraph 3 of this Sixth Amendment).

        2. Extension of Term of this Lease. Effective as of the date of this Sixth Amendment, the "Term of this Lease" shall be extended to include the period beginning on October 1, 1996 through and including March 31, 1999 (the "Sixth Amendment Extension Period").

        3. Further Amendments Effective as of October 1, 1996. Effective as of October 1, 1996, the Lease shall be deemed amended in the following manner:

           (a) Basic Rent: Basic Rent per annum as to the entire Premises Rentable Area (22,636 rentable square feet) shall be $396,130.00 payable in equal monthly installments of $33,010.83 without offset, deduction, abatement or demand as and when required by the provisions of
        Article III of the Lease;

           (b) Base Operating Expenses: Base Operating Expenses applicable to the entire Premises Rentable Area (22,636 rentable square feet) shall be the actual Operating Expenses allocable to the Operating Year ending December 31, 1996. Nothing contained herein shall relieve Tenant from its obligations to pay Escalation Charges with respect to Operating Expenses as to all other periods prior to and through September 30, 1996 pursuant to the Lease which shall be appropriately prorated and adjusted through such date;

           (c) Base Taxes: Base Taxes as to the entire Premises Rentable Area (22,636 rentable square feet) shall be the actual Taxes allocable to the Fiscal Tax year ending June 30, 1996. Nothing contained herein shall be deemed or construed to relieve Tenant from its obligation to pay Escalation Charges with respect to Taxes as to all other periods prior to and through September 30,1996 pursuant to the Lease which shall be appropriately prorated and adjusted through such date.

           (d) Tenant's obligation to pay Tenant's Electrical Charge as to the provisions of paragraph 3 of the Fourth Amendment and the Fifth
        Amendment shall be amended to reflect that in lieu of such payments, Tenant shall commence paying Tenant's Electrical Charge with respect to the entire Premises Rentable Area (22,636 rentable square feet)
        beginning on October 1, 1996, all as provided in Paragraph 4 of this Sixth Amendment.
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        4. Tenant's Electrical Charge. Beginning October 1, 1996, in addition to payments of Basic Rent (as such payments have been adjusted by the provisions of this Sixth Amendment), Tenant shall pay Landlord a Tenant's Electrical Charge which shall be applicable to the entire Premises Rentable Area. Tenant's Electrical Charge shall be in the annual amount of $16,977.00 ($.75 per rentable square foot) and shall be payable at the Time Basic Rent is paid in advance on the first day of every calendar month in equal monthly installments of $1,414.75 per month. The Tenant's Electrical Charge shall be payable as additional rent under the Lease and shall be in addition to and without limitation of Landlord's rights to recapture costs and expenses incurred by Landlord for electricity used and consumed throughout the Property (including the Premises) such amounts, to the extent actually paid by Tenant, shall be taken into consideration when determining Operating Expense increases attributable to electrical consumption on the Property. Landlord shall have the same rights and remedies (including, without limitation, late charges, interest charges payable upon failure to timely pay and all rights and remedies reserved under Article XIII of the Lease at law or in equity) against Tenant for failure to pay Tenant's Electrical
Charge when due as Landlord has against Tenant for failure to pay Basic Rent when due

           The Tenant's Electrical Charge is intended to reimburse Landlord for electricity used and consumed in the entire Premises Rentable Area (22,636 rentable square feet). If Landlord determines, from time to time, that the cost to Landlord of electricity allocable to Tenant's use, demand and/or consumption of electricity in the Premises (or Tenant's future use, demand and/or consumption of electricity in the Premises reasonably projected by Landlord) exceeds, or is projected by Landlord to exceed, the Tenant's Electrical Charge (any such use, demand or consumption of electricity by Tenant being hereinafter referred to as "Excess Electricity Use"), Landlord may, at its option, give written notice thereof to Tenant (any such notice being hereinafter referred to as an "Excess Electricity Notice") which notice shall specify the amount by which Landlord estimates that Landlord's cost of such Excess Electricity Use exceeds the Tenant's Electrical Charge (any such excess cost being hereinafter referred to as an "Excess Electricity Use Charge"). The Excess Electricity Use Charges specified in such Excess Electricity Use Notice shall be due and payable as additional rent as hereinafter proved. Excess Electricity Use Charges allocable to any period after the date of giving an Excess Electricity Notice shall be due and payable as additional rent monthly in advance in equal monthly installments for the balance of the Term of this Lease on the first day of each calendar month during the Term of this Lease with the first such installment being due and payable on the first day of the first full calendar month following the date of giving any such Excess Electricity Notice. Landlord will determine Excess Electricity Use, at Landlord's option, as follows: (i) by installing submeter(s) and/or check meter(s) and related wiring and equipment in the Premises, at Landlord's expense, and/or (ii) by estimating Excess
Electricity Use, such estimates to be prepared by an independent electrical engineer engaged by Landlord and/or (iii) by any other reasonably reliable method selected by Landlord to estimate and/or calculate Excess Electricity Use and/or (iv) by installing, at Landlord's expense, a separate electrical meter to measure actual usage (and, thereupon, Tenant shall be responsible for obtaining electrical service directly from such utility and
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paying charges for such services as indicated by such meter). Excess Electricity
Use Charges shall be established by Landlord based upon Excess Electricity Use established as aforesaid and based upon Landlord's estimate of the additional cost of such electricity to Landlord over and above the Tenant's Electrical Charge and any then existing Excess Electricity Use Charges in effect. Payments due Landlord from Tenant under the terms of this Section shall be deemed to be included within the term "Escalation Charges". Landlord shall have the right, at any time, during the Term of this Lease and as often as it may elect, to determine whether Tenant is incurring Excess Electricity Use and to assess
Excess Electricity Use Charges as aforesaid. Once established, and so long as they remain in effect (i.e. until further notice of a modified excess
Electricity Use Charge from Landlord), Excess Electricity Use Charges shall be unaffected by the actual extent of use of such service by Tenant and shall be included under this Lease as addition rent.

        5. Brokerage. Tenant hereby warrants and represents to Landlord that Tenant has dealt with no Broker in connection with the consummation of this Sixth Amendment other than Leggat McCall Properties Management, L.P., and in the event of any brokerage daims against Landlord predicated upon prior dealings with the Tenant, Tenant agrees to defend same and to indemnify Landlord against any such daims except that Landlord shall be obligated to pay any brokerage commissions payable to Leggat McCall Properties Management, L.P. pursuant to separate arrangements with Leggat McCall Properties Management, L.P.

        6. Except as modified herein, all of the terms, covenants, provisions and conditions contained in the Lease remain in full force and effect and are hereby ratified and affirmed.


        WITNESS our hands and seals on the day and year first above written.

                                         LANDLORD:

                                         WRC Properties, Inc.


                                         By: /s/ Richard Usas
                                            ------------------------
                                         Its: Director


                                         TENANT:

                                         MediQual Systems, Inc.


                                         By: /s/ William C. Price
                                            ------------------------
                                         Its: Chief Financial Officer